Exhibit 99.1

NEWS RELEASE

Investor Contact:

Teresa Gutierrez, Senior Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Cliff Bowers, Senior Vice President, Director of Public Relations

920-491-7542

Gale E. Klappa Joins Associated Banc-Corp Board

GREEN BAY, Wis. –– June 22, 2016 –– Associated Banc-Corp (NYSE:ASB) (“Associated”) today announced that Gale E. Klappa has been appointed to Associated’s Board of Directors.

Mr. Klappa, 65, is the Chairman of Milwaukee-based WEC Energy Group, Inc., one of the nation’s premier energy companies, serving 4.4 million electric and natural gas customers in Wisconsin, Illinois, Michigan and Minnesota. Mr. Klappa served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015.  He assumed those same roles for WEC Energy Group in 2015 when the company acquired Integrys Energy.

Mr. Klappa is a member of the board of directors of Badger Meter Inc. and Joy Global Inc.  He is also co-chair of the Milwaukee 7, a regional economic development initiative, vice chairman of the Metropolitan Milwaukee Association of Commerce (MMAC) and an executive committee member of the Greater Milwaukee Committee.

“We are honored to have someone with Gale’s breadth and depth of experience on our Board,” said Associated’s Chairman, William R. Hutchinson.  “Gale’s long and successful business career together with his leadership in the economic development of southeastern Wisconsin make him an ideal director for our company,” added Associated’s President and Chief Executive Officer, Philip B. Flynn.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of over $28 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.